Exhibit 99.1

Boost Run Receives Approximately $45 Million in Gross Proceeds from Public Warrant Exercises

Company simplifies capital structure and reduces warrant overhang, supporting continued investment in AI cloud infrastructure growth.

NORTHBROOK, Ill. and NEW YORK — July 6, 2026 — Boost Run, Inc. (Nasdaq: BRUN) (“Boost Run” or the “Company”), an NVIDIA Preferred Cloud Partner and provider of AI cloud infrastructure and high-performance compute (“HPC”) solutions, today provided an update on its capital markets initiatives, including recent activity under its public warrant exercise program.

Since the closing of its business combination on May 8, 2026, the Company has received over $45 million in gross cash proceeds from the exercise of its public warrants. To date, approximately 4.0 million of the 11.47 million public warrants issued have been exercised, leaving approximately 7.5 million public warrants outstanding.

The Company intends to use the net proceeds from the warrant exercises for general corporate purposes, including to support its strategic objectives and continued investment in AI cloud infrastructure and HPC capacity.

The warrant exercises have also reduced the number of outstanding public warrants and related warrant overhang. The Company believes the reduction in outstanding warrants, together with the issuance of common stock upon exercise, may simplify its capital structure and support increased trading liquidity over time.

“The exercise of these warrants has provided additional capital to support our growth strategy following our transition to the public markets,” said Andrew Karos, Founder and Chief Executive Officer of Boost Run. “These proceeds strengthen our balance sheet and provide additional flexibility as we continue to scale our GPU capacity and address customer demand for AI compute. We also believe that reducing the number of outstanding public warrants is an important step in simplifying our capital structure and aligning the Company for long-term growth.”

The Company also continues to engage with SPAC sponsor syndicate and other stakeholders to its optimize its capital structure and post-business-combination ownership. Any material developments will be disclosed in accordance with applicable securities laws and Nasdaq rules.

About Boost Run, Inc.

Boost Run, Inc. (Nasdaq: BRUN) is an NVIDIA Preferred Cloud Provider that has also achieved NVIDIA Exemplar Cloud status on the NVIDIA Blackwell architecture. The Boost Run platform provides GPU compute, CPU nodes, managed Kubernetes orchestration, and shared storage through an intuitive management console and a robust API layer. Enterprises rely on Boost Run to power their most demanding AI workloads with the performance, security, and reliability their operations require. Boost Run maintains SOC 2 Type II, HIPAA, ISO 27001, and ISO 27701 certifications at the operator level, and partners with data center facilities that uphold equivalent security and compliance standards.

For more information, visit https://boostrun.com/

Investor Relations Contact

The Blueshirt Group

Scott McCabe, Managing Director

Cassidy Fullerton, Director

(212)871-3927

investors@boostrun.com

Media Contact

Boost Run, Inc.

(847)489-3367

press@boostrun.com

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements regarding the Company’s warrant exercise program; the number of public warrants outstanding; the Company’s expected use of proceeds from warrant exercises; the potential impact of warrant exercises on the Company’s capital structure, warrant overhang, trading liquidity, financial flexibility and growth strategy; the Company’s plans to invest in AI cloud infrastructure, HPC capacity and GPU capacity; customer demand for AI compute; the Company’s engagement with management, its sponsor syndicate and other stakeholders; and any future disclosures regarding material developments. Forward-looking statements are based on the Company’s current expectations, estimates, assumptions and beliefs and are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include, among others, risks related to the willingness and ability of warrant holders to exercise warrants; the Company’s ability to realize expected benefits from warrant exercises; market, trading and other conditions affecting the Company’s securities; changes in demand for AI cloud infrastructure, HPC solutions and GPU capacity; the Company’s ability to execute its growth strategy; the Company’s ability to access capital on favorable terms or at all; competitive, technological and operational risks; and the risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors.” Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.